Exhibit 1

RUBENS OMETTO SILVEIRA MELLO

SHELL BRAZIL HOLDING B.V.

SHELL OVERSEAS HOLDINGS LIMITED

AGREEMENT

THIS AGREEMENT is dated 25 August 2010 between:

PARTIES

(1)
RUBENS OMETTO SILVEIRA MELLO, a Brazilian citizen, whose principal business address is located at Av. Presidente Juscelino Kubitschek, 1726, 6th Floor – CEP 04543-000 – São Paulo – SP, Brazil ("ROSM");

(2)
SHELL BRAZIL HOLDING B.V., a company incorporated under the laws of the Netherlands with registered number 27192050 0000 and whose registered office is at Carel van Bylandtlaan 30, 2596HR's – Gravenhage, The Netherlands ("Shell"); and

(3)
SHELL OVERSEAS HOLDINGS LIMITED, a company incorporated under the laws of England with registered number 00596107 and whose registered office is at Shell Centre, 4 York Road, London, SE1 7NA ("Shell UK Co"),

each hereafter referred to as a "Party" and together as the "Parties".

RECITALS

(A)	ROSM holds a Controlling Interest in Cosan Limited (both directly and through family trusts and intermediate holding vehicles Controlled by him), which in turn holds a Controlling Interest in Cosan.

(B)	Pursuant to the terms of the Framework Agreement, Cosan and Shell have agreed to establish the Joint Venture to combine certain of their assets primarily in Brazil.

(C)
Cosan Limited, Cosan, Shell, Shell UK Co, Downstream Co, Sugar and Ethanol Co and Management Co will enter into the Joint Venture Agreement on Closing to document their agreement relating to the provision of certain Options (whereby each may acquire the other's interest in the Joint Venture), certain lock-up provisions and remedies for Fundamental Breaches of the documentation governing the establishment and operation of the Joint Venture.

(D)	The Parties are entering into this Agreement to document their agreement relating to the rights and obligations in respect of ROSM's indirect interest in the Joint Venture.

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION ONE: INTERPRETATION AND DEFINITIONS

1.	INTERPRETATION AND DEFINITIONS

1.1
Capitalised terms that are used in this Agreement but not defined herein shall have the meanings given to them in the Joint Venture Agreement. The below terms shall have the meanings ascribed to them as follows:

"Credit Rating Agency" means each of Standard & Poor's Rating Services, Moody's Investors Service, Inc. and Fitch Ratings Inc.;

"Dispute Period" has the meaning ascribed to it in Clause 7.1.2;

"Exercise Notice" has the meaning ascribed to it in Clause 4.6;

"Framework Agreement" means the framework agreement relating to the Joint Venture dated the date hereof between Cosan, Cosan Distribuidora de Combustíveis Ltda., Cosan Limited, Management Co, Downstream Co, Shell, Shell UK Co and Sugar and Ethanol Co;

"Joint Venture Agreement" means the joint venture agreement in the agreed form to be entered into on Closing between Cosan, Cosan Limited, Shell, Shell UK Co, the Downstream Co, the Sugar and Ethanol Co and the Management Co;

"Offeror" means any Qualifying Offeror making an unsolicited offer pursuant to Clause 4.5 or making a solicited offer pursuant to Clause 4.5;

"Party" has the meaning ascribed to it in the Parties section of this Agreement;

"Permitted Transfer" has the meaning ascribed to it in Clause 4.1;

"Rating" means, in respect of a person on any date, a credit rating for its long-term senior unsecured debt on that date; provided that, if the person to be rated does not have any rated senior unsecured debt that is outstanding at that time, then such person's senior unsecured debt shall be deemed to be rated at those ratings as two or more such Credit Rating Agencies have assigned the senior unsecured debt of that person on a "shadow rating" or "indicative rating" basis within the 6 months prior to such date;

"ROSM ROFR" has the meaning ascribed to it in Clause 4.5.2;

"ROSM Completion" means the completion of the ROSM ROFR;

"ROSM Completion Date" means the date determined in accordance with Clause 4.7.2;

"ROSM's Knowledge" means ROSM's actual knowledge, and the knowledge, information and belief which ROSM would have had if he had made all reasonable enquiries of the executive board and/or the general counsel of Cosan; and

"Rumo" has the meaning ascribed to it in the Framework Agreement;

"Transaction Document" has the meaning ascribed to it in the Framework Agreement.

1.2	In this Agreement, a reference to:

1.2.1
a statutory provision includes a reference to: (a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and (b) any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement);

1.2.2	a "company", "corporation" or "entity" includes any business entity (of whatever form) in any jurisdiction (including Brazilian sociedades empresariais and sociedades simples);

1.2.3
a "regulation" includes any regulation, rule, official directive, request,guideline, portaria, regulamento, decreto, resolução, deliberação, circular, carta-circular, instrução, instrução normativa, regimento, ato declaratório and/or despacho normativo (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.4	a "person" includes a reference to any body corporate, unincorporatedassociation, partnership or other business entity;

1.2.5	a "Party" or a "person", includes a reference to that Party's, or that person's, legal personal representatives or successors;

1.2.6	unless otherwise specified, a time of day is a reference to São Paulo, Brazil time; and

1.2.7	a "Clause", unless the context otherwise requires, is a reference to a clause of this Agreement.

1.3	Italicized terms in parenthesis denote the Portuguese language words for names, concepts and other terms applicable in Brazil.

1.4	Words importing the singular shall include the plural and vice versa.

1.5
Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import.

1.6	References from or to any date mean, unless otherwise specified, from and including and to but excluding, respectively.

1.7	References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

1.8	The headings in this Agreement shall not affect the interpretation of this Agreement.

SECTION TWO: POST-SIGNING OBLIGATIONS

2.	POST-SIGNING OBLIGATIONS

2.1
ROSM agrees, covenants and undertakes to Shell that he shall exercise the votes he (i) Controls at shareholder meetings of Cosan Limited and Cosan; and (ii) has at meetings of the boards of Cosan Limited and Cosan (in each case to the extent consistent with his fiduciary duties) and shall use his influence with other members of the board of Cosan Limited and Cosan (in each case to the extent consistent with his and such member of the board's fiduciary duties) to vote at such meetings:

2.1.1	to ensure that, for the period from the date of this Agreement until the fourth anniversary of the Closing Date:

(a)	Cosan retains its Controlling Interest in Rumo;

(b)
if Cosan Transfers any of its interest in Rumo (or receives any proceeds from Rumo from any initial public offering, private placement or issuance of debt or new shares in such company), the proceeds of any such transaction are retained by Cosan and not distributed to its shareholders until after the fourth anniversary of the Closing Date;

2.1.2
in order to prevent and/or minimize the effect of any minority shareholder actions arising in connection with the closing of the Framework Agreement, the Joint Venture Agreement or this Agreement, to ensure that Cosan Limited will not participate in any tender offer in respect of shares in Cosan, except as otherwise permitted under this Agreement.

2.2	ROSM further agrees, covenants and undertakes to Shell that:

2.2.1	subject to Clause 4.1, he will not Transfer any of his Controlling Interest in Cosan Limited from the date of this Agreement through the Lock-Up Period;

2.2.2
he will ensure that Cosan Limited shall continue to exist and shall not be merged with another entity, either by way of an effective merger of such entities, share swap, share redemption, tender offer, or other form of corporate consolidation, other than with the prior written consent of Shell (such consent not to be unreasonably withheld, other than for business reason's at Shell's sole discretion);

2.2.3
until after the expiry of the Cosan Option Exercise Period, he will not enter into any shareholders' agreement(s) or amend any existing shareholders' agreement, or participate in any new control blocks and/or groups, in respect of his interest in Cosan Limited in any manner that conflicts with his obligations under this Agreement;

2.2.4
he will not participate directly or indirectly, in any Tender Offer in respect of his or its direct or indirect shareholding in Cosan Limited and/or Cosan, except in each case in connection with an intra-group restructuring involving only ROSM, Cosan Limited, Cosan and/or any wholly owned Subsidiary of any of the foregoing; provided that ROSM retains a Controlling Interest in each JV Entity; and

2.2.5	he shall not declare bankruptcy or be declared bankrupt in order to frustrate his obligations under this Agreement.

SECTION THREE: POST-CLOSING OBLIGATIONS

3.	POST-CLOSING ROSM UNDERTAKINGS

3.1	Following Closing, ROSM agrees, covenants and undertakes to Shell:

3.1.1	to submit himself to such medical appointments and examinations as may be requested pursuant to clause 9 of the Joint Venture Agreement;

3.1.2	to vote his Controlling Interest in Cosan Limited:

(a)	against any shareholder resolution that if passed would result in implementation of a transaction, or the taking of an action, that would result in a breach of any Transaction Document; and

(b)	in favour of any resolution that if passed would result in the approval of the Transaction Documents or any of the transaction contemplated therein; and

3.1.3
to vote at meetings of the boards of Cosan Limited and Cosan (in each case to the extent consistent with his fiduciary duties), and to use his influence with other members of the board of Cosan Limited and Cosan (in each case to the extent consistent with his or such board member's fiduciary duties) to vote:

(a)	against any resolution that if passed would (to ROSM's Knowledge) result in the implementation of a transaction, or the taking of an action, that would result in a breach of any Transaction Document;

(b)	in favour of any resolution that if passed would result in the approval of the Transaction Documents or any of the transactions contemplated therein;

(c)
to ensure that any proceeds paid to Cosan Limited and/or Cosan pursuant to completion of a Third Party Offer or completion of an Option be retained by such entity for a period of 9 months from the date of completion of such Option or Third Party Offer; provided that (i) such proceeds may be used to pay any amounts owing to Shell pursuant to the guarantees and indemnities set out in the Transaction Documents and (ii) such period may be extended for a period equal to the Dispute Period;

(d)
to ensure that, subject to Clause 3.1.3(c), any proceeds paid to Cosan Limited and/or Cosan pursuant to completion of a Third Party Offer or the exercise of an Option are, where distributed, distributed rateably among the shareholders of such entity; and

(e)	to ensure that Cosan continues to conduct active trade, operations and/or business (other than that of the Joint Venture) to ensure that Cosan is not deemed to be a pure holding company.

SECTION FOUR: SHARE TRANSFERS

4.	PERMITTED TRANSFERS

4.1
Subject to Clauses 4.2, 4.3 and 4.4, during the period from the date of this Agreement to the expiry of the Cosan Call Option Exercise Period, ROSM undertakes to Shell and agrees that he shall not Transfer (including creating any Encumbrance over) any part of his direct or indirect interest in the Joint Venture and will procure that no such Transfer or Encumbrance is or will take place or be created in respect of his direct or indirect interest in the Joint Venture, other than:

4.1.1	pursuant to an intra-group transfer to an entity Controlled by ROSM; provided that ROSM shall procure that if such transferee ceases to be

Controlled by ROSM, such interest shall be transferred to ROSM or another entity Controlled by ROSM;

4.1.2	to the heirs of his property or to a descendant pursuant to the applicable laws of intestate distribution by virtue of his death;

4.1.3	to a trust, corporation, partnership or limited liability company:

(a)	Control of which shall at all times be held by ROSM; and

(b)	the entire beneficial interest of which shall be held by ROSM and/or one or more of his immediate family members, which shall include his spouse, children or grandchildren (“Family Members”),

provided that, (i) at any time during the period that such trust, corporation, partnership or limited liability company holds any right, title or direct or indirect interest in the Joint Venture, no Person (other than ROSM, or ROSM and one or more of his Family Members) may be, or may become at any time, a beneficiary, stockholder, limited or general partner, or member thereof and (ii) ROSM retains his Controlling Interest in Cosan Limited;

4.1.4	where such Transfer would not result in a Transfer by ROSM of his Controlling Interest in Cosan Limited, Cosan and/or the Joint Venture;

4.1.5
Encumbrances over any portion of his direct or indirect interest in Cosan Limited such that, upon foreclosure or enforcement of any such Encumbrances, ROSM would still retain a Controlling Interest in the Joint Venture; and/or

4.1.6	pursuant to the exercise of the Alternative Pledge Option (as defined in the Framework Agreement);

4.1.7	by way of an enforcement of Shell's rights under the Pledge Agreement (as defined in the Framework Agreement); and

4.1.8	pursuant to the exercise of any applicable Option in accordance with the terms and conditions of the Joint Venture Agreement,

(each, a " Permitted Transfer"); provided that ROSM shall retain his obligations under this Agreement, notwithstanding any such Permitted Transfer.

4.2
Other than in connection with a Permitted Transfer or in accordance with Clauses 12.4 and 12.5 of the Joint Venture Agreement, during the period from the sixth anniversary of the Closing Date to the expiry of the Cosan Call Option Exercise Period, ROSM shall not be permitted to solicit a sale of all or part of his direct or indirect interest in the Joint Venture to a Third Party and the provisions of such clauses of the Joint Venture Agreement shall be deemed to be incorporated into this Agreement and to apply equally to ROSM and Shell, mutatis mutandis, as if set out herein.

4.3	During the Qualified Lock-Up Period, ROSM shall only be permitted to Transfer his direct and/or indirect interest in the Joint Venture:

4.3.1	by way of a Permitted Transfer; or

4.3.2	to a bona fide Unsolicited Third Party Offeror.

4.4	After the expiry of the Cosan Option Exercise Period, ROSM may solicit for sale all or part of his interest in Cosan Limited, Cosan or the Joint Venture to any other person.

4.5
If ROSM receives a Third Party Offer during the Qualified Lock-Up Period, and ROSM wishes to accept such offer (except that, for the avoidance of doubt, where a Breach Notice has been served and not been resolved in accordance with the Joint Venture Agreement or an Arbitrator is considering an alleged Fundamental Breach, ROSM shall not be permitted to accept such offer), ROSM shall ensure that any binding agreement in relation to such offer shall be conditional on:

4.5.1	ROSM delivering a Third Party Offer Notice to Shell;

4.5.2
ROSM offering Shell and Shell UK Co the right to acquire all (but not less than all) of the ROSM Interest at the same price and on the same terms as offered to ROSM by such Offeror (as specified in the applicable Third Party Offer Notice) (the "ROSM ROFR"); provided that where such third party offer is in cash and Liquid Securities, the valuation principles set out in either Clause 13.4 or 18 (Valuation and Base Value) (as applicable) of the Joint Venture Agreement shall apply; and

4.5.3	ROSM procuring that Shell is offered those rights and options as are set out in Clause 13 (Unsolicited Sale ROFR and Unsolicited Call Option) of the Joint Venture Agreement.

4.6
Shell (or, where applicable Shell UK Co) may, within 90 days of receiving a Third Party Offer Notice exercise any of those rights or options set out in clause 13 of the Joint Venture Agreement by giving notice in writing to ROSM (copied to Cosan) (an "Exercise Notice") in which case any such exercise shall be effected in compliance with the terms and conditions set forth in such Clause.

4.7	If Shell (or, where applicable Shell UK Co) has delivered an Exercise Notice pursuant to Clause 4.6:

4.7.1	it may only revoke such Exercise Notice with ROSM's prior written consent, failing which it shall be irrevocable; and

4.7.2	the ROSM Completion shall occur on the later of:

(a)	the date which is 15 Business Days after receipt by ROSM of the Exercise Notice;

(b)	the date specified in the applicable Exercise Notice; and

(c)
and where the ROSM Completion is subject to regulatory approval, 5 Business Days after all necessary approvals have been received, and the requirement to obtain such approval shall be subject to the Parties'

obligation to use all of their respective reasonable endeavours to consummate the transaction as promptly as reasonably practicable.

4.8
If Shell (or, where applicable Shell UK Co) exercises the ROSM ROFR it shall, pay ROSM the relevant purchase price in full before 11 a.m. on the ROSM Completion Date in accordance with the payment instructions as may reasonably be provided by ROSM.

4.9
If neither Shell nor Shell UK Co serves an Exercise Notice on ROSM within 90 days of receiving a Third Party Offer Notice, ROSM may transfer the legal and beneficial title to his shares to such Third Party Offeror on the terms specified in the Third Party Offer Notice.

4.10
Whilst ROSM's shares are the subject of a Third Party Offer Notice, he may not Transfer such shares without the prior written consent of Shell, other than in accordance with the terms of this Agreement and/or the Joint Venture Agreement.

4.11
If Shell (or Shell UK Co) does not submit an Exercise Notice in accordance with Clause 4.6, Shell (or, where applicable Shell UK Co) shall be deemed not to have exercised any of the rights or options set out in Clause 13 of the Joint Venture Agreement and shall have no further rights under this Clause 4 in relation to the ROSM Interest.

4.12	Notwithstanding the other provisions of this Agreement, ROSM shall not effect any Transfer of the ROSM Interest to any Offeror unless the Offeror is a Qualifying Offeror.

4.13
If Shell fails to make the payment to ROSM within 20 Business Days of the ROSM Completion Date at the price and on the terms determined in accordance with Clause 4.6, ROSM shall be entitled to sell the shares to a Third Party that were due to be transferred to Shell, or an Affiliate of Shell, in accordance with Clause 4.11 as if Shell had not submitted a ROSM Exercise Notice, and Shell shall have no claim for damages or compensation (or otherwise) against ROSM in respect of such shares.

5.	VALUATION AND PAYMENTS

5.1	All payments due and payable from Shell, or an Affiliate of Shell, to ROSM shall bemade in accordance with Clause 19 (Currency Conversion) of the Joint Venture Agreement.

5.2	Where it is necessary to convert any currency into US$, the provisions of Clause 17 of the Framework Agreement shall be applied.

6.	OPTION COMPLETION

6.1	At ROSM Completion:

6.1.1
ROSM shall, as applicable, execute an instrument of transfer in the form specified in the Bye-laws of Cosan Limited and deliver the same to Shell (or to Cosan Limited should Shell so direct) or take such actions as may be required in order to vest legal title in the shares being transferred to Shell;

6.1.2
if the ROSM Completion involves the Transfer of ROSM's Controlling Interest in Cosan Limited, ROSM and Shell (or, where applicable Shell UK Co) shall provide evidence of the Bermuda Monetary Authority's approval of the share transfer, such approval to have been obtained by ROSM and Shell (or, where applicable Shell UK Co) prior to such transfer;

6.1.3	ROSM shall cause the directors of Cosan Limited or Cosan (as applicable) to approve the registration and enter details of the transfer into such party's register of members; and

6.1.4	subject to Clause 4.8, Shell shall pay to ROSM the applicable price and ROSM shall deliver (or cause to be delivered) to Shell a receipt in respect of the same.

7.	TENDER OFFER

7.1	Where Shell may be required (or it is asserted that Shell may be required) to commence a Tender Offer as a result of the completion of an Option or a Third Party Offer:

7.1.1	ROSM (or his designee) may request, in writing, to Shell that the validity of the Tender Offer be disputed;

7.1.2
Shell agrees that it shall, on ROSM's (or his designee's) instructions and to the extent it is reasonably practicable without any prejudice to Shell, take such actions (for a period not exceeding three months, to be extended during the pendency of any injunction or other similar court order suspending any Tender Offer until resolved; provided that Shell shall not (i) be required to initiate further injunctions or similar court orders, or (ii) be prevented from complying with the Tender Offer upon the lifting of any such injunction or similar court order (the "Dispute Period")) as ROSM may reasonably direct, to dispute that any such Tender Offer is required under applicable Law;

provided that (i) where ROSM has requested that the validity of a Tender Offer be disputed in accordance with Clause 7.1.1, ROSM agrees that he will pay all fees, costs and expenses in respect of any such dispute and (ii) nothing in this sub-Clause shall conflict with Shell's obligations to the Comissão de Valores Mobiliários ("CVM") or any other Governmental Authority or its obligations at Law.

7.2
The Parties agree that it is the intention of Cosan Limited and Cosan to seek to effect a Cosan Limited Collapse within 2 years of Closing, subject to receipt of the necessary written consent from Shell.

SECTION FIVE: REPRESENTATIONS AND WARRANTIES

8.	SHELL WARRANTIES

8.1
Shell warrants to ROSM that each of the warranties set out in this Clause 8.1 is true, accurate and not misleading (i) at the date of this Agreement, (ii) at Closing (by reference to the facts and circumstances as at that time) and (iii) immediately before the ROSM Completion Date (by reference to the facts and circumstances as at that time) that:

8.1.1	Shell is a limited liability company incorporated under Dutch law and has been in continuous existence since incorporation;

8.1.2
Shell has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed by it on or before the relevant ROSM Completion Date;

8.1.3	Shell has the right, power and authority to conduct its business as conducted at the date of this Agreement;

8.1.4
Shell's obligations under this Agreement and each document to be executed by it on or before the ROSM Completion Date are, or when the relevant document is executed will be, enforceable in accordance with their terms; and

8.1.5	the Ultimate Parent of Shell will not require the approval of its shareholders in order to effect the ROSM Completion.

8.2
Shell acknowledges that ROSM is entering into this Agreement in reliance on each warranty set out in Clauses 8.1, which has also been given as a representation and with the intention of inducing ROSM to enter into this Agreement.

8.3
Shell shall notify ROSM promptly if it becomes aware of any fact or circumstance which constitutes or which would or might constitute a breach (whether repudiatory in nature or not) of Clause 8.1 or which would or might cause any such warranty to be untrue, inaccurate or misleading if given in respect of the facts or circumstances as at the ROSM Completion Date.

8.4	Each warranty given by Shell is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or any other warranty given by Shell.

9.	ROSM WARRANTIES

9.1
ROSM warrants to Shell that each of the warranties set out in this Clause 9.1 is true, accurate and not misleading (i) at the date of this Agreement, (ii) at Closing (by reference to the facts and circumstances as at that time) and (iii) immediately before ROSM Completion (by reference to the facts and circumstances as at that time) that:

9.1.1	ROSM is a Brazilian citizen, whose principal business address is at Av. Presidente Juscelino Kubitschek, 1726, 6th floor - CEP 04543-000 - São Paulo - SP, Brazil;

9.1.2	ROSM has the capacity, and has taken all action necessary, to execute, deliver and exercise his rights, and perform his obligations, under this Agreement;

9.1.3	ROSM's obligations under this Agreement are enforceable in accordance with their terms;

9.1.4	ROSM, together with his family trusts and intermediate holding vehicles are the legal owners of the ROSM Interest and ROSM is the sole Beneficial Owner of the ROSM Interest; and

9.1.5
apart from this Agreement, there is no Encumbrance (other than a Permitted Encumbrance, an Encumbrance permitted under this Agreement or a Permitted Encumbrance (as defined in the Framework Agreement), and there is no agreement, arrangement or obligation to create or give an Encumbrance (other than a Permitted Encumbrance, an Encumbrance otherwise permitted under this Agreement or an Encumbrance disclosed in the Cosan Disclosure Letter) in relation to any of the shares constituting the ROSM Interest.

9.2
ROSM acknowledges that Shell is entering into this Agreement in reliance on each warranty set out in Clause 9.1 which has also been given as a representation and with the intention of inducing Shell to enter into this Agreement.

9.3
ROSM shall notify Shell promptly if he becomes aware of any fact or circumstance which constitutes or which would or might constitute a breach (whether repudiatory in nature or not) of Clause 9.1 or which would or might cause any such warranty to be untrue, inaccurate or misleading if given in respect of the facts or circumstances as at the relevant ROSM Completion Date.

9.4	Each warranty given by ROSM is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or any other warranty given by ROSM.

10.	CONFIDENTIALITY

10.1
Each Party agrees that he or it shall, and shall cause any Person to whom Confidential Information is disclosed pursuant to this Agreement to, hold strictly confidential all Confidential Information and treat all Confidential Information with the same degree of care and confidentiality that he or it affords his or its own trade secrets and proprietary information. Each Party agrees to use Confidential Information received from any JV Entity only in connection with his or its direct or indirect interest in the Joint Venture and the transactions contemplated by the Transaction Documents, and for no other purpose, except as otherwise expressly permitted by the Transaction Documents or agreed between Cosan and Shell and the relevant JV Entity. Each Party agrees that he or it shall be responsible for any breach of the provisions of this Clause 10 by any of its Representatives to whom he or it discloses Confidential Information.

10.2	No Party shall disclose any Confidential Information to any Person, except:

10.2.1	to his or its own Representatives in the normal course of the performance of their duties;

10.2.2
to the extent required by applicable law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject; provided that, unless otherwise prohibited by law, such Party shall give the relevant JV Entity prompt notice of such request(s), to the extent practicable, so that such JV Entity may seek an appropriate protective order or similar relief (and the Party shall cooperate with such efforts by such JV Entity, and shall in any event make only the minimum disclosure required by such law));

10.2.3	in accordance with Clause 4.2; or

10.2.4
to the extent required to comply with the rules and regulations of any regulatory authority to whose jurisdiction such Party and/or any of its Affiliates is subject (which may include the U.S. Securities and Exchange Commission, the Brazilian Comissão de Valores Mobiliários, the UK's Financial Services Authority, the Netherlands' Autoriteit Financiële Markten or any stock exchange).

11.	NOTICES

11.1
Any communication to be made under or in connection with this Agreement shall be made in the English language, in writing and, unless otherwise stated, may be made by fax or via courier service. The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its name below. Any Party may substitute such address, fax number or department or officer by notifying the other Parties with not less than five days' notice.

ROSM
c/o Cosan S.A. Indústria e Comércio
Av. Presidente Juscelino Kubitschek,
1726, 6th Floor
CEP 04543-000 São Paulo – SP
Brazil
Attention:           Rubens Ometto Silveira Mello
Fax:                      +55(11) 3897 97 99
Copy to:

(A)	Andrezani Advocacia Empresarial
Rua Campos Bicudo, nº 98 - 4º andar
CEP: 04536-010 - Itaim Bibi, São Paulo – SP
Brazil
Attention: Luis Carlos Andrezani; Jorge Chami
Fax: +55 (11) 3079-2069

(B)	Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
United States of America
Attention: John Amorosi; Manuel Garciadiaz
Fax: +1 (212) 701-5800

(C)	Barbosa Mussnich & Aragão
Av. Presidente Juscelino Kubitschek,
1.455 - 10º andar
CEP: 04543-011 - Itaim Bibi, São Paulo – SP
Brazil
Attention: Paulo Cezar Aragão; Daniela Soares
Fax: +55 (11) 2179-4597

Shell Brasil Holding B.V/Shell Overseas Holdings Limited
c/o Shell Centre
4 York Road
London SE1 7NA
United Kingdom
Attention:         Assistant General Counsel, Downstream Portfolio
Fax:                    +44 (20) 7021 3023
Copy to:

(A)	Clifford Chance
Rua Helena 260, 6th Floor
CEP: 04552-050 São Paulo – SP
Brazil
Attention: Anthony Oldfield
Fax: +55 (11) 3049 3198

(B)	Souza, Cescon, Barrieu & Flesch Advogados
Rua Funchal, 418, 11º andar
CEP: 04551-060 São Paulo – SP
Brazil
Attention: Marcos Flesch
Fax: +55 (11) 3089-6565

11.2
Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective: (i) if by way of fax, when received in legible form; (ii) if by way of courier service, when the courier service has recorded successful delivery at that address; and (iii) if a particular department or officer is specified as part of its address details provided under Clause 11.1, if addressed to that department or officer.

12.	COUNTERPARTS

12.1	This Agreement:

12.1.1	may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement; and

12.1.2	will not come into effect until each Party has executed at least one counterpart.

13.	AMENDMENTS

No amendment or modification of this Agreement shall be valid unless such amendment or modification is in writing and signed by or on behalf of each Party.

14.	THIRD PARTY RIGHTS

14.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

14.2
The Parties agree that no adviser to a Party to this Agreement shall have any liability to the other Parties (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking whether or not set out in this Agreement, in any document referred to in this Agreement, or otherwise. An adviser to a Party to this Agreement may enforce the terms of this Clause 14 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

15.	FURTHER ASSURANCE

Each of the Parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or reasonably requested by the other any of the other Parties for giving full effect to this Agreement and securing to each of the other Parties the full benefit of the rights, powers and remedies conferred upon them by this Agreement.

16.	INDEPENDENT COVENANTS AND UNDERTAKINGS

Each covenant and undertaking in this Agreement constitutes an entirely independent covenant or undertaking and if one or more of the covenants or undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the other covenants and undertakings shall continue to bind the Parties.

17.	FRAUD

Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment.

18.	BLUE PENCIL

The Parties consider that the provisions contained in this Agreement are reasonable, but if any provision is found to be unenforceable but for any part of it being deleted or any period or area of application reduced, such provision shall apply with such modification as may be necessary to make it valid and effective.

19.	NO RIGHT OF RESCISSION

Notwithstanding anything in this Agreement that may be deemed to the contrary, the Parties shall have no right to terminate this Agreement (unless otherwise expressly agreed by them), and any right of rescission is hereby waived and excluded by the Parties.

20.	PROHIBITION ON ASSIGNMENT

No Party shall assign, transfer or create any trust in respect of, or purport to assign, transfer or create any trust in respect of, any of its rights or obligations under this Agreement (other than as contemplated by this Agreement) without the consent of the other Parties.

21.	TERMINATION OF AGREEMENT

Other than pursuant to a Permitted Transfer in accordance with Clause 4.1.1 to 4.1.5, this Agreement shall terminate 90 days after ROSM validly Transfers the ROSM Interest pursuant to this Agreement; provided that the provisions of Clauses 10 and 23.5 shall survive any termination hereof.

22.	GOVERNING LAW AND LANGUAGE

22.1	This Agreement and all non contractual or other obligations arising out of or in connection with it are governed by English law.

22.2	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

23.	ARBITRATION

23.1
Any dispute (a "Dispute") arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Arbitration Rules of the International Chamber of Commerce (the "Rules"), which Rules are deemed to be incorporated by reference into this Clause 23.

23.2
The tribunal will consist of three arbitrators two of whom will be nominated by the respective parties, and the third, who shall act as chairman, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

23.3	The Parties agree that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

23.4
Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

23.5	The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable law.

23.6	The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

SIGNATURES

THIS AGREEMENT has been signed and executed as a DEED by the Parties and is delivered by them on the date specified above.

ROSM
Executed as a DEED by
) /s/ Marcelo Eduardo Martins
ROSM	)
) /s/ Marcelo de Souza Scarcela Portela

in the presence of
/s/ Brian Snyder	Signature of witness
Brian Snyder	Name of witness
450 Lexington Avenue	Address of witness
NY, NY 10017

Lawyer	Occupation of witness

SHELL
Executed as a DEED by	)
for and on behalf of	)
SHELL BRAZIL HOLDING B.V.	)
by
/s/ Jorge Manuel Valente Santos Silva
Name: Jorge Manuel Valente Santos Silva
Title: VP Downstream Global Portfolio

in the presence of
/s/ Laura Edwards	Signature of witness
Laura Edwards	Name of witness
10 Upper Bank Street	Address of witness
London UK

Lawyer	Occupation of witness

SHELL UK CO
Executed as a DEED by	)
for and on behalf of	)
SHELL OVERSEAS	)
HOLDINGS LIMITED	)
by
/s/ Jorge Manuel Valente Santos Silva
Name: Jorge Manuel Valente Santos Silva
Title: VP Downstream Global Portfolio

in the presence of
/s/ Laura Edwards	Signature of witness
Laura Edwards	Name of witness
10 Upper Bank Street	Address of witness
London UK

Lawyer	Occupation of witness